Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated 2000 Equity Incentive Plan of Affymetrix, Inc. of our reports dated February 18, 2015, with respect to the consolidated financial statements and schedule of Affymetrix, Inc. and the effectiveness of internal control over financial reporting of Affymetrix, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Redwood City, California

May 15, 2015